PRESS RELEASE	For Immediate Release

Anthony F. Crudele, Chief Financial Officer Randy Guiler, Director, Investor Relations (615) 366-4600

200	Powell Place Investors: Cara O’Brien/Melissa Myron/Rachel Albert

Brentwood, Tennessee 37027 www.myTSCstore.com	Media: Melissa Merrill Financial Dynamics (212) 850-5600

TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER RESULTS
~ First Quarter Sales Increase 23.4% ~
~ Same-Store Sales Increase 3.7% ~
~ First Quarter EPS Is $0.01 ~

Brentwood, Tennessee, April 26, 2006 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its first fiscal quarter ended April 1, 2006. Additionally, the Company confirmed its current outlook for fiscal 2006.

First Quarter Results
Net sales increased 23.4% to $465.5 million from $377.2 million in the prior year. Same-store sales increased 3.7% compared with last year’s 4.2% gain. The Company’s same-store sales improvement was strongest in agricultural, livestock and pet, and truck, trailer and towing, with the greatest strength in the northeastern, south and mid-south stores. Higher selling prices in certain categories, such as steel and petroleum-based products, contributed approximately 40 basis points of the same-store sales increase.

Gross profit increased 27.0% to $142.3 million, or 30.6% of sales, compared to 29.7% in the prior year. Margin gains were realized through improved margins from importing, reduced discounting, a more favorable product mix, and improved inventory shrinkage. These gains were partially offset by higher transportation costs.

Selling, general and administrative expenses increased to 28.1% of sales compared to 27.2% last year. This was primarily due to $1.9 million in additional pre-opening costs related to the Company’s accelerated store opening schedule and lease termination costs on relocated stores, the recognition of $1.9 million in compensation expense related to the new accounting rules governing stock options and a $2.2 million shift in marketing expense into the first quarter of 2006.

Depreciation and amortization expense increased to $9.6 million from $7.6 million, related directly to new store growth and capital costs for infrastructure and technology. The Company’s effective income tax rate increased to 37.1% compared to 36.3% in the prior year, largely due to permanent tax differences relating to the non-deductability of stock option expense under the new accounting rules.

Net income for the quarter was $0.5 million, or $0.01 per diluted share, compared to $0.7 million, or $0.02 per diluted share in the prior year. The first quarter of fiscal 2006 includes $0.03 per share related to the adoption of the required accounting treatment for stock options.

The Company opened 29 new stores and relocated five stores compared to 13 new and two relocated stores in the prior year.

Jim Wright, President and Chief Executive Officer, stated, “Our first quarter is the seasonally slowest of the year and our primary focus is on preparing for the spring selling season. That said, we are pleased to have generated a solid increase in our top line, as well as improved our gross margin during the quarter. We also improved our profitability, excluding the impact of the stock option accounting expense. We successfully executed our accelerated new store opening strategy, which positions us to better capitalize on our key spring and summer selling seasons. Though the quarter began with unseasonably warm temperatures, weather and business trends have recently been improving and we believe we are well prepared for the second quarter.”

Company Outlook
The Company continues to anticipate net sales for fiscal 2006 (a 52-week fiscal year) will range between approximately $2,350 million and $2,400 million, with a same-store sales increase of 3.0% to 4.0%. This would represent an increase of 13.6% to 16.1% over fiscal 2005 (a 53-week fiscal year). The Company’s guidance assumes the addition of approximately 78 to 80 new stores and 19 relocations.

In line with previous guidance, net income is expected to range between approximately $95 million and $99 million, or $2.32 to $2.39 per diluted share. This outlook includes the expected $0.12 per share impact of adopting the required accounting treatment for stock options.

Mr. Wright concluded, “We’re off to a solid start in 2006 and believe we are on track to achieve our goals for the year. Specifically, in addition to executing our store growth strategy, we remain focused on improving our operating margins and growing our bottom line. We also continue to test new products and assortments to ensure that our merchandise mix remains compelling and relevant to the rural lifestyle. We are excited about the initiatives we have in place for the year and continue to invest in new programs to drive our financial performance and further strengthen the Tractor Supply brand in the future.”

Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today, April 26, 2006, to discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at www.myTSCstore.com and can be accessed under the subheading “Investor Relations.”

At April 1, 2006, Tractor Supply Company operated 624 stores in 37 states and one Canadian province. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
(Financial tables to follow)

Results of Operations
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	April 1, 2006		March 26, 2005
		(Unaudited)
		%		%
		of Sales		of Sales

Net sales	$465,547	100.0%	$377,203	100.0%
Cost of merchandise sold	323,263	69.4	265,132	70.3

Gross profit	142,284	30.6	112,071	29.7
Selling, general and administrative expenses	130,920	28.1	102,675	27.2
Depreciation and amortization	9,623	2.1	7,646	2.0

Income from operations	1,741	0.4	1,750	0.5
Interest expense, net	907	0.2	677	0.2

Income before income taxes	834	0.2	1,073	0.3
Income tax expense	309	0.1	389	0.1

Net income	$525	0.1%	$684	0.2%

Net income per share:
Basic	$0.01		$0.02

Diluted	$0.01		$0.02

Weighted average shares outstanding:
Basic	39,698		38,583
Diluted	41,016		40,914

Balance Sheet

(in thousands)

	April 1,	March 26,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,621	$37,890
Inventories	590,479	501,121
Prepaid expenses and other current assets	37,198	35,936
Deferred income taxes	9,048	12,330

Total current assets	676,346	587,277
Property and equipment, net	268,502	213,579
Goodwill	12,436	—
Deferred income taxes	11,135	—
Other assets	5,837	4,340

TOTAL ASSETS	$974,256	$805,196

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$278,576	$267,920
Accrued expenses	96,599	74,314
Current portion of capital lease obligations	1,370	1,132

Total current liabilities	376,545	343,366
Revolving credit loan	64,702	44,000
Capital lease obligations	3,184	2,924
Deferred income taxes	—	5,564
Other long-term liabilities	37,729	27,542

Total liabilities	482,160	423,396

Stockholders’ equity:
Common stock	319	311
Additional paid-in capital	112,941	88,127
Foreign currency translation adjustment	(36)	—
Retained earnings	378,872	293,362

Total stockholders’ equity	492,096	381,800

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$974,256	$805,196